Exhibit (a)(1)(v)

OFFER TO PURCHASE FOR CASH

Up to 6,442,105 shares of Common Stock

of

CRESCENT FINANCIAL CORPORATION

and

CRESCENT FINANCIAL BANCSHARES, INC.

at

$4.75 Net Per Share

by

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON

DECEMBER 7, 2011 UNLESS THE OFFER IS EXTENDED.

November 8, 2011

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated November 8, 2011, and related Letter of Transmittal (which, as they may be amended and supplemented from time to time, constitute the “Offer”) in connection with an Offer being conducted by Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Purchaser”). Purchaser is offering to purchase for cash up to 6,442,105 shares of common stock, par value $1.00 per share (the “Crescent NC Shares”), of Crescent Financial Corporation, a North Carolina corporation (“Crescent NC”), for $4.75 net per share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions of the Offer. After commencement of the Offer and prior to its expiration, Crescent NC will reincorporate as a Delaware corporation (the “Reincorporation”) through a merger of Crescent NC with and into a newly formed Delaware corporation organized as a subsidiary of Crescent NC, with the newly formed Delaware corporation as the surviving corporation continuing the business of Crescent NC under the name Crescent Financial Bancshares, Inc. (“Crescent DE”). As a result of the Reincorporation, the Crescent NC Shares will automatically be converted into shares of common stock, par value $0.001 per share (the “Crescent DE Shares”), of Crescent Financial Bancshares, Inc. References to “Shares” mean the Crescent NC Shares prior to the completion of the Reincorporation and the Crescent DE Shares after the completion of the Reincorporation, and references to “Crescent Financial” refer to Crescent NC prior to completion of the Reincorporation and Crescent DE thereafter.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal accompanying this letter is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and subject to the conditions set forth in the Offer.

We call your attention to the following:

1.	The Offer price is $4.75 net per Share, cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

2.	The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on December 7, 2011, unless Purchaser extends the Offer.

3.	The Offer is being made for 6,442,105 Shares. In the event that more than 6,442,105 Shares are tendered, Purchaser will purchase Shares on a pro-rata basis. See Section 1 (“Terms of the Offer; Proration”) of the Offer to Purchase for more information.

4.	The Offer is not conditioned upon the receipt of financing or upon any minimum number of Shares being tendered. However, the Offer is subject to certain other conditions set forth in Section 14 (“Conditions of the Offer”) of the Offer to Purchase.

5.	Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

If you wish to have us tender any or all the Shares held by us for your account, please so instruct us by completing, executing and returning to us the attached instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless you specify otherwise on the attached instruction form. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the expiration date.

In all cases, payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares or a timely book-entry confirmation respecting such Shares into the Depositary’s account at the “book-entry transfer facility” (as defined in the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), or an “agent’s message” (as defined in the Offer to Purchase and the Letter of Transmittal) in the case of a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of or amendment to the Offer or any delay in making payment for the Shares.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with applicable law. However, Purchaser may, in its discretion, take any actions necessary for it to make the Offer to Crescent Financial’s shareholders in any such jurisdiction.

Instructions with Respect to the

OFFER TO PURCHASE FOR CASH

Up to 6,442,105 shares of Common Stock

of

CRESCENT FINANCIAL CORPORATION

and

CRESCENT FINANCIAL BANCSHARES, INC.

at

$4.75 Net Per Share

by

PIEDMONT COMMUNITY BANK HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON

DECEMBER 7, 2011 UNLESS THE OFFER IS EXTENDED.

The undersigned acknowledge(s) receipt of the enclosed Offer to Purchase dated November 8, 2011 (the “Offer to Purchase”), and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the offer (the “Offer”) by Piedmont Community Bank Holdings, Inc., a Delaware corporation (“Purchaser”). Purchaser is offering to purchase for cash up to 6,442,105 shares of common stock, par value $1.00 per share (the “Crescent NC Shares”), of Crescent Financial Corporation, a North Carolina corporation (“Crescent NC”), for $4.75 net per share in cash, without interest and less applicable withholding taxes, upon the terms and subject to the conditions of the Offer. After commencement of the Offer and prior to its expiration, Crescent NC will reincorporate as a Delaware corporation (the “Reincorporation”) through a merger of Crescent NC with and into a newly formed Delaware corporation organized as a subsidiary of Crescent NC, with the newly formed Delaware corporation as the surviving corporation continuing the business of Crescent NC under the name Crescent Financial Bancshares, Inc. (“Crescent DE”). As a result of the Reincorporation, the Crescent NC Shares will automatically be converted into shares of common stock, par value $0.001 per share (the “Crescent DE Shares”), of Crescent Financial Bancshares, Inc. References to “Shares” mean the Crescent NC Shares prior to the completion of the Reincorporation and the Crescent DE Shares after the completion of the Reincorporation.

The Offer will be conducted upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 8, 2011, and the related Letter of Transmittal.

This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that you hold for the account of the undersigned, under the terms and subject to the conditions set forth in the Offer.

Number of Shares* to be tendered:

Account Number:

Signature(s):

Dated: , 2011

Name(s) and address(es):

(Please Print)

Area code and telephone number:

Taxpayer Identification or Social Security Number:
*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

Please return this form to the brokerage firm or other nominee maintaining your account.

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